SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. __)*

Shapeways Holdings, Inc.

(Name of Issuer)

Common Stock, par value $0.0001

(Title of Class of Securities)

81947T102

(CUSIP Number)

September 29, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 19 Pages

Exhibit Index Contained on Page 18

CUSIP NO. 81947T102	13 G	Page 2 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund III, L.P. (“AH Fund III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,547,769 shares, except that AH Equity Partners III, L.L.C. (“AH EP III”), the general partner of AH Fund III, may be deemed to have sole power to vote these shares, and Marc Andreessen (“Andreessen”) and Benjamin Horowitz (“Horowitz”), the managing members of AH EP III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
4,547,769 shares, except that AH EP III, the general partner of AH Fund III, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH EP III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	4,547,769[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	9.4%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Consists of (i) 4,102,108 shares of Common Stock and (ii) 445,661 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the Securities and Exchange Commission on September 7, 2021).

2 As reported by the Issuer in its Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2021, as of September 29, 2021, the total number of shares of Common Stock outstanding was 48,296,484.

CUSIP NO. 81947T102	13 G	Page 3 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund III-A, L.P. (“AH Fund III-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
36,973 shares, except that AH EP III, the general partner of AH Fund III-A, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH EP III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
36,973 shares, except that AH EP III, the general partner of AH Fund III-A, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH EP III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	36,973[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.1%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Consists of (i) 33,350 shares of Common Stock and (ii) 3,623 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the Securities and Exchange Commission on September 7, 2021).

2 As reported by the Issuer in its Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2021, as of September 29, 2021, the total number of shares of Common Stock outstanding was 48,296,484.

CUSIP NO. 81947T102	13 G	Page 4 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund III-B, L.P. (“AH Fund III-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
52,828 shares, except that AH EP III, the general partner of AH Fund III-B, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH EP III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
52,828 shares, except that AH EP III, the general partner of AH Fund III-B, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH EP III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	52,828[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.1%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Consists of (i) 47,651 shares of Common Stock and (ii) 5,177 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the Securities and Exchange Commission on September 7, 2021).

2 As reported by the Issuer in its Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2021, as of September 29, 2021, the total number of shares of Common Stock outstanding was 48,296,484.

CUSIP NO. 81947T102	13 G	Page 5 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund III-Q, L.P. (“AH Fund III-Q”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

351,470 shares, except that AH EP III, the general partner of AH Fund III-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH EP III, may be deemed to have shared power to vote these shares.

6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER

351,470 shares, except that AH EP III, the general partner of AH Fund III-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH EP III, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	351,470[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.7%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Consists of (i) 317,027 shares of Common Stock and (ii) 34,443 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the Securities and Exchange Commission on September 7, 2021).

2 As reported by the Issuer in its Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2021, as of September 29, 2021, the total number of shares of Common Stock outstanding was 48,296,484.

CUSIP NO. 81947T102	13 G	Page 6 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Equity Partners III, L.L.C. (“AH EP III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

4,989,040 shares, of which 4,547,769 are directly owned by AH Fund III, 36,973 are directly owned by AH Fund III-A, 52,828 are directly owned by AH Fund III-B and 351,470 are directly owned by AH Fund III-Q. AH EP III, the general partner of AH Fund III, AH Fund III-A, AH Fund III-B and AH Fund III-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH EP III, may be deemed to have shared power to vote these shares.

6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
4,989, 040 shares, of which 4,547,769 are directly owned by AH Fund III, 36,973 are directly owned by AH Fund III-A, 52,828 are directly owned by AH Fund III-B and 351,470 are directly owned by AH Fund III-Q. AH EP III, the general partner of AH Fund III, AH Fund III-A, AH Fund III-B and AH Fund III-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH EP III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	4,989,040[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	10.3%[2]
12	TYPE OF REPORTING PERSON*	OO

1 Consists of (i) 4,500,136 shares of Common Stock and (ii) 488,904 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the Securities and Exchange Commission on September 7, 2021).

2 As reported by the Issuer in its Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2021, as of September 29, 2021, the total number of shares of Common Stock outstanding was 48,296,484.

CUSIP NO. 81947T102	13 G	Page 7 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund III, L.P. (“AH Parallel III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

287,520 shares, except that AH Equity Partners III (Parallel), L.L.C. (“AH EP Parallel III”), the general partner of AH Parallel III, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH EP Parallel III, may be deemed to have shared power to vote these shares.

6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER

287,520 shares, except that AH EP Parallel III, the general partner of AH Parallel III, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH EP Parallel III, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	287,520[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.6%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Consists of (i) 258,768 shares of Common Stock and (ii) 28,752 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the Securities and Exchange Commission on September 7, 2021).

2 As reported by the Issuer in its Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2021, as of September 29, 2021, the total number of shares of Common Stock outstanding was 48,296,484.

CUSIP NO. 81947T102	13 G	Page 8 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund III-A, L.P. (“AH Parallel III-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

2,338 shares, except that AH EP Parallel III, the general partner of AH Parallel III-A, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH EP Parallel III, may be deemed to have shared power to vote these shares.

6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER

2,338 shares, except that AH EP Parallel III, the general partner of AH Parallel III-A, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH EP Parallel III, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	2,338[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.0%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Consists of (i) 2,104 shares of Common Stock and (ii) 234 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the Securities and Exchange Commission on September 7, 2021).

2 As reported by the Issuer in its Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2021, as of September 29, 2021, the total number of shares of Common Stock outstanding was 48,296,484.

CUSIP NO. 81947T102	13 G	Page 9 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund III-B, L.P. (“AH Parallel III-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

3,341 shares, except that AH EP Parallel III, the general partner of AH Parallel III-B, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH EP Parallel III, may be deemed to have shared power to vote these shares.

6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER

3,341 shares, except that AH EP Parallel III, the general partner of AH Parallel III-B, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH EP Parallel III, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,341[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.0%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Consists of (i) 3,007 shares of Common Stock and (ii) 334 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the Securities and Exchange Commission on September 7, 2021).

2 As reported by the Issuer in its Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2021, as of September 29, 2021, the total number of shares of Common Stock outstanding was 48,296,484.

CUSIP NO. 81947T102	13 G	Page 10 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund III-Q, L.P. (“AH Parallel III-Q”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

22,224 shares, except that AH EP Parallel III, the general partner of AH Parallel III-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH EP Parallel III, may be deemed to have shared power to vote these shares.

6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER

22,224 shares, except that AH EP Parallel III, the general partner of AH Parallel III-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH EP Parallel III, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	22,224[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.0%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Consists of (i) 20,002 shares of Common Stock and (ii) 2,222 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the Securities and Exchange Commission on September 7, 2021).

2 As reported by the Issuer in its Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2021, as of September 29, 2021, the total number of shares of Common Stock outstanding was 48,296,484.

CUSIP NO. 81947T102	13 G	Page 11 of 19

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Equity Partners III (Parallel), L.L.C. (“AH EP Parallel III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

315,423 shares, of which 287,520 are directly owned by AH Parallel III, 2,338 are directly owned by AH Parallel III-A, 3,341 are directly owned by AH Parallel III-B and 22,224 are directly owned by AH Parallel III-Q. AH EP Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH EP Parallel III, may be deemed to have shared power to vote these shares.

6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER

315,423 shares, of which 287,520 are directly owned by AH Parallel III, 2,338 are directly owned by AH Parallel III-A, 3,341 are directly owned by AH Parallel III-B and 22,224 are directly owned by AH Parallel III-Q. AH EP Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH EP Parallel III, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	315,423[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	0.7%[2]
12	TYPE OF REPORTING PERSON*	OO

1 Consists of (i) 283,881 shares of Common Stock and (ii) 31,542 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the Securities and Exchange Commission on September 7, 2021).

2 As reported by the Issuer in its Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2021, as of September 29, 2021, the total number of shares of Common Stock outstanding was 48,296,484.

CUSIP NO. 81947T102	13 G	Page 12 of 19

1	NAME OF REPORTING PERSONS Marc Andreessen (“Andreessen”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
6	SHARED VOTING POWER

5,304,463 shares, of which 4,547,769 are directly owned by AH Fund III, 36,973 are directly owned by AH Fund III-A, 52,828 are directly owned by AH Fund III-B, 351,470 are directly owned by AH Fund III-Q, 287,520 are directly owned by AH Parallel III, 2,338 are directly owned by AH Parallel III-A, 3,341 are directly owned by AH Parallel III-B, and 22,224 are directly owned by AH Parallel III-Q. Andreessen is a managing member of AH EP III, the general partner of AH Fund III, AH Fund III-A, AH Fund III-B and AH Fund III-Q, and a managing member of AH EP Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares
8	SHARED DISPOSITIVE POWER

5,304,463 shares, of which 4,547,769 are directly owned by AH Fund III, 36,973 are directly owned by AH Fund III-A, 52,828 are directly owned by AH Fund III-B, 351,470 are directly owned by AH Fund III-Q, 287,520 are directly owned by AH Parallel III, 2,338 are directly owned by AH Parallel III-A, 3,341 are directly owned by AH Parallel III-B, and 22,224 are directly owned by AH Parallel III-Q. Andreessen is a managing member of AH EP III, the general partner of AH Fund III, AH Fund III-A, AH Fund III-B and AH Fund III-Q, and a managing member of AH EP Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	5,304,463[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	11.0%[2]
12	TYPE OF REPORTING PERSON*	IN

1 Consists of (i) 4,784,017 shares of Common Stock and (ii) 520,446 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the Securities and Exchange Commission on September 7, 2021).

2 As reported by the Issuer in its Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 2021, as of September 29, 2021, the total number of shares of Common Stock outstanding was 48,296,484.

CUSIP NO. 81947T102	13 G	Page 13 of 19

1	NAME OF REPORTING PERSONS Benjamin Horowitz (“Horowitz”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
6	SHARED VOTING POWER

5,304,463 shares, of which 4,547,769 are directly owned by AH Fund III, 36,973 are directly owned by AH Fund III-A, 52,828 are directly owned by AH Fund III-B, 351,470 are directly owned by AH Fund III-Q, 287,520 are directly owned by AH Parallel III, 2,338 are directly owned by AH Parallel III-A, 3,341 are directly owned by AH Parallel III-B, and 22,224 are directly owned by AH Parallel III-Q. Horowitz is a managing member of AH EP III, the general partner of AH Fund III, AH Fund III-A, AH Fund III-B and AH Fund III-Q, and a managing member of AH EP Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER 0 shares.
8	SHARED DISPOSITIVE POWER
		5,304,463 shares, of which 4,547,769 are directly owned by AH Fund III, 36,973 are directly owned by AH Fund III-A, 52,828 are directly owned by AH Fund III-B, 351,470 are directly owned by AH Fund III-Q, 287,520 are directly owned by AH Parallel III, 2,338 are directly owned by AH Parallel III-A, 3,341 are directly owned by AH Parallel III-B, and 22,224 are directly owned by AH Parallel III-Q. Horowitz is a managing member of AH EP III, the general partner of AH Fund III, AH Fund III-A, AH Fund III-B and AH Fund III-Q, and a managing member of AH EP Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	5,304,463[1]
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)	11.0%[2]
12	TYPE OF REPORTING PERSON*	IN

1 Consists of (i) 4,784,017 shares of Common Stock and (ii) 520,446 shares of Common Stock that are subject to the Earnout Terms (as defined in the Joint Proxy Statement / Consent Solicitation Statement / Prospectus filed with the Securities and Exchange Commission on September 7, 2021).

2 As reported by the Issuer in its Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, as of September 29, 2021, the total number of shares of Common Stock outstanding was 48,296,484.

CUSIP NO. 81947T102	13 G	Page 14 of 19

ITEM 1(A).	NAME OF ISSUER

Shapeways Holdings, Inc. (the “Issuer”)

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

30-02 48th Avenue

Long Island City, NY 11101

ITEM 2(A).	NAME OF PERSONS FILING

This Schedule 13G is filed by Andreessen Horowitz Fund III, L.P., a Delaware limited partnership (“AH Fund III”), Andreessen Horowitz Fund III-A, L.P., a Delaware limited partnership (“AH Fund III-A”), Andreessen Horowitz Fund III-B, L.P., a Delaware limited partnership (“AH Fund III-B”), Andreessen Horowitz Fund III-Q, L.P., a Delaware limited partnership (“AH Fund III-Q”, and together with AH Fund III, AH Fund III-A and AH Fund III-B, the “AH Fund III Entities”), AH Equity Partners III, L.L.C., a Delaware limited liability company (“AH EP III”), AH Parallel Fund III, L.P., a Delaware limited partnership (“AH Parallel III”), AH Parallel Fund III-A, L.P., a Delaware limited partnership (“AH Parallel III-A”), AH Parallel Fund III-B, L.P., a Delaware limited partnership (“AH Parallel III-B”), AH Parallel Fund III-Q, L.P., a Delaware limited partnership (“AH Parallel III-Q”, and together with AH Parallel III, AH Parallel III-A and AH Parallel III-B, the “AH Parallel III Entities”), AH Equity Partners III (Parallel), L.L.C., a Delaware limited liability company (“AH EP Parallel III”), Marc Andreessen (“Andreessen”) and Benjamin Horowitz (“Horowitz”). The foregoing entities and individuals are collectively referred to herein as the “Reporting Persons.”

AH EP III is the general partner of each of the AH Fund III Entities and may be deemed to have sole power to vote and sole power to dispose of shares of the Issuer directly owned by each of the AH Fund III Entities. Andreessen and Horowitz are managing members of AH EP III and may be deemed to have shared power to vote and shared power to dispose of shares of the Issuer directly owned by each of the AH Fund III Entities.

AH EP Parallel III is the general partner of each of the AH Parallel III Entities and may be deemed to have sole power to vote and sole power to dispose of shares of the Issuer directly owned by each of the AH Parallel III Entities. Andreessen and Horowitz are managing members of AH EP Parallel III and may be deemed to have shared power to vote and shared power to dispose of shares of the Issuer directly owned by each of the AH Parallel III Entities.

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE

The address for each of the Reporting Persons is:

Andreessen Horowitz

2865 Sand Hill Road

Suite 101

Menlo Park, California 94025

ITEM 2(C)	CITIZENSHIP

See Row 4 of cover page for each Reporting Person.

ITEM 2(D)	TITLE OF CLASS OF SECURITIES Common Stock, $0.0001 par value per share.

CUSIP NO. 81947T102	13 G	Page 15 of 19

ITEM 2(E)	CUSIP NUMBER

81947T102

ITEM 3.	Not applicable.

ITEM 4.	OWNERSHIP The following information with respect to the ownership of the Common Stock of the Issuer by the persons filing this Statement is provided as of September 29, 2021.

(a)           Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)           Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)           Number of shares as to which such person has:

(i)            Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)           Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)          Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Under certain circumstances set forth in the limited partnership agreements of AH Fund III, AH Fund III-A, AH Fund III-B, AH Fund III-Q, AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and the limited liability company agreements of AH EP III and AH EP Parallel III, the general partner and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer owned by each such entity of which they are a partner or a member, as the case may be.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP Not applicable.

CUSIP NO. 81947T102	13 G	Page 16 of 19

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP Not applicable.

ITEM 10.	CERTIFICATION

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP NO. 81947T102	13 G	Page 17 of 19

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 12, 2021

Andreessen Horowitz Fund III, L.P.
Andreessen Horowitz Fund III-A, L.P.
Andreessen Horowitz Fund III-B, L.P.
Andreessen Horowitz Fund III-Q, L.P.

By: AH Equity Partners III, L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners III, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Parallel Fund III, L.P.
AH Parallel Fund III-A, L.P.
AH Parallel Fund III-B, L.P.
AH Parallel Fund III-Q, L.P.

By: AH Equity Partners III (Parallel), L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners III (Parallel), L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

Marc Andreessen

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Marc Andreessen*

Benjamin Horowitz

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Benjamin Horowitz*

*Signed pursuant to a Power of Attorney already on file with the U.S. Securities and Exchange Commission.

CUSIP NO. 81947T102	13 G	Page 18 of 19

EXHIBIT INDEX

Exhibit	Found on Sequentially Numbered Page

Exhibit A: Agreement of Joint Filing	20

CUSIP NO. 81947T102	13 G	Page 19 of 19

exhibit A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Shapeways Holdings, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: October 12, 2021

Andreessen Horowitz Fund III, L.P.
Andreessen Horowitz Fund III-A, L.P.
Andreessen Horowitz Fund III-B, L.P.
Andreessen Horowitz Fund III-Q, L.P.

By: AH Equity Partners III, L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners III, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Parallel Fund III, L.P.
AH Parallel Fund III-A, L.P.
AH Parallel Fund III-B, L.P.
AH Parallel Fund III-Q, L.P.

By: AH Equity Partners III (Parallel), L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners III (Parallel), L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

Marc Andreessen

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Marc Andreessen*

Benjamin Horowitz

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Benjamin Horowitz*

*Signed pursuant to a Power of Attorney already on file with the U.S. Securities and Exchange Commission.